LEASE AGREEMENT
                                     Between
                          494040 B.C. LTD. (The Lessor)
                                       And


     L.O.M. MEDICAL INTERNATTONAL INC. (The Lessee)

     (A Delaware Company)


The conditions of this Lease shall be governed in accordance with the B.C. Landlord and Tenants Act of 1996 and such other jurisdictions as may be applicable., Such as City Bylaws, Municipal Acts etc.

IT IS AGREED;

Terms:

That L.O.M. Medical International will Lease Offices located at #3 - 1482 Springfield Rd. Kelowna, British Columbia for a term of five years with an option to renew the Lease for another five years for a total of ten years in duration.

Lease Renewal:

The base lease shall remain in force and be applicable for the second five year terms with the following considerations for adjustments, such as interest rates, tax increases, maintenance costs, Strata fees, or other costs not controlled by the Lessor.

The Premises:

Legal description Strata Plan of Lot A, Plan KAP59949 Sec. 19 TP.26 O.Y.D.

Strata Plan Kas 001946 Land Titles Kamloops dated Sept 16th 1997 plan attached. Office layout plan attached as exhibit "A". Site plan exhibit "B" Total floor area = 1,550 square feet, Parking 6 stalls # 7 to # 13 inclusive.

Inclusions:

o    Exterior walls insulated and dry-walled ready for paint

o    Electrical run in all exterior walls

o    Ceilings insulated and dry-walled

o    Roughed in plumbing washroom & kitchenette

o    Floors smooth and ready for carpets Exclusions:

o Leasehold improvements such as, Interior Decorator, Electrical, Fixtures floor covering, painting, drywall, millwork, decorative iron work, drapes, hardware, and or anything to do with interiors.



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

Lease Agreement cont.




Lease Rate:

     The lease rate is based on the following basis of consideration on established costs, taxes for 1998; Commercial Mortgage rate of 9.5% int. and the Lessor paying for 40% of the total leasehold improvements. Based on the above the lease rate is $18.30 per square foot, plus G.S.T., triple net five year term renewable for a second 5 years - (see terms)

Commencement Date:

     This lease shall become effective and commence as of August 1st 1998 and expire July 31st in the year 2004 at 12: O'clock midnight.

Dated this 1st Day of August 1998 in the City of Kelowna, in the Province of B.C.


For: 494040 B.C. LTD.                        For: L.O.M MEDICAL INC.


/s/ MARIA KLIPPENSTEIN                       /s/ PETER M. FADDEN
-----------------------------                -----------------------------
SEC/TRES                                     V.P. & Director
MARIA KLIPPENSTEIN                           PETER M. FADDEN


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